UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 27, 2012

Woodward, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-8408	36-1984010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 East Drake Road, Fort Collins, Colorado		80525
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	970-482-5811

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Acquisition of Duarte Business

On December 27, 2012, Woodward, Inc., a Delaware corporation (the "Company"), and Woodward HRT, Inc., a Delaware corporation ("Buyer"), entered into a definitive asset purchase agreement (the "Agreement") with GE Aviation Systems LLC, a Delaware limited liability company ("Seller") and General Electric Company, a New York corporation, acting by and through its GE Aviation business unit. Pursuant to the Agreement, Buyer agreed to acquire substantially all of the assets and certain liabilities related to Seller’s hydraulic thrust reverser actuation systems business located in Duarte, California (the "Duarte Business"). Under the Agreement, Woodward is required pay approximately $200 million in cash at closing, subject to certain post-closing adjustments.

The Agreement contains customary representations, warranties and covenants by the parties thereto, and is subject to no material closing conditions other than the receipt of applicable regulatory approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which have been obtained. The parties are obligated, subject to certain limitations, to indemnify each other under the Agreement for breaches of representations and warranties, nonfulfillment or breaches of covenants and agreements, and for certain third-party claims.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On December 28, 2012, the Company issued a press release announcing the transactions contemplated by the Agreement, which is incorporated herein by reference to Exhibit 99.1 to this Current Report on Form 8-K.

Line of Credit

On December 21, 2012, the Company entered into an uncommitted line of credit (the "Line of Credit") with JPMorgan Chase Bank, National Association. The Line of Credit provides for a short-term unsecured loan of up to $200,000,000 on a revolving basis. At the Company’s option, the Line of Credit bears interest at floating rate based on either the prime rate or an adjusted London Interbank Rate (LIBOR). The Line of Credit will mature on December 20, 2013, and the Company cannot repay the indebtedness under any adjusted LIBOR loan prior to January 28, 2013.

The Line of Credit contains customary terms and conditions. The Line of Credit also contains events of default customary for such financings, including cross-default provisions based on certain covenants and provisions contained in the Third Amended and Restated Credit Agreement, dated as of January 4, 2012, by and among the Company, certain foreign subsidiary borrowers of the Company from time to time parties thereto, the institutions from time to time parties thereto, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, the occurrence of which would permit the lenders to accelerate the amounts due thereunder.

The proceeds from the Line of Credit were used to finance the acquisition of the Duarte Business, as described under Item 2.01 hereof.

The foregoing description of the Line of Credit and related matters is qualified in its entirety by reference to the Line of Credit, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 28, 2012, the Company completed the announced acquisition of the Duarte Business. Pursuant to the terms of the Agreement, Buyer acquired from Seller substantially all of the assets and certain liabilities related to the Duarte Business. The Company paid approximately $200 million in cash at closing, which remains subject to certain post-closing adjustments. The acquisition was financed with the cash proceeds from the Line of Credit described under Item 1.01.

The foregoing description of the acquisition and related matters is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K regarding the Line of Credit is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Asset Purchase Agreement, dated as of December 27, 2012, by and among Woodward, Inc., Woodward HRT, Inc., GE Aviation Systems LLC and General Electric Company.*

10.2 Uncommitted Line of Credit, dated as of December 21, 2012, by and among the Company and JPMorgan Chase Bank, National Association.

99.1 Press Release, dated December 28, 2012, of Woodward, Inc.

* Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the SEC upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woodward, Inc.

December 28, 2012	By:	A. Christopher Fawzy

Name: A. Christopher Fawzy
Title: Corporate Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of December 27, 2012, by and among Woodward, Inc., Woodward HRT, Inc., GE Aviation Systems LLC and General Electric Company.*
10.2	Uncommitted Line of Credit, dated as of December 21, 2012, by and among the Company and JPMorgan Chase Bank, National Association.
99.1	Press Release, dated December 28, 2012, of Woodward, Inc.